Exhibit 99.1
SANGAMO THERAPEUTICS REPORTS RECENT BUSINESS HIGHLIGHTS AND
FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Conference Call and Webcast Scheduled for 5:00 p.m. Eastern Time

Brisbane, California, February 24, 2021 – Sangamo Therapeutics, Inc. (Nasdaq: SGMO), a genomic medicine company, today reported fourth quarter and full year 2020 financial results and recent business highlights.

“We are very pleased with our execution and the progress we made in the challenging year of 2020 during the pandemic, where we advanced our hemophilia A product candidate into a Phase 3 clinical trial with Pfizer, dosed patients in our Phase 1/2 clinical study evaluating our wholly owned product candidate treating Fabry disease, entered into transformational neuroscience collaborations with Biogen and Novartis, brought in-house AAV manufacturing online in our Brisbane headquarters, and built a strong cash position,” said Sandy Macrae, Chief Executive Officer of Sangamo. “In 2021, we will continue to build on our momentum with a focus on clinical execution and bringing our in-house cell therapy manufacturing facilities online.”

Fourth Quarter Updates and Recent Business Highlights

•Presented with collaborator Pfizer updated follow-up data from the Phase 1/2 Alta study of giroctocogene fitelparvovec, a gene therapy product candidate to treat hemophilia A, which was generally well-tolerated and demonstrated sustained Factor VIII activity levels in the therapeutic range through one year for the five patients in the highest dose cohort. The data were presented at the 62nd American Society for Hematology Annual Meeting.
•Announced with Pfizer that the first participant has been dosed in the registrational Phase 3 AFFINE trial of giroctocogene fitelparvovec.
•Completed dosing in February 2021 of the third patient in the Phase 1/2 STAAR study evaluating ST-920 gene therapy for Fabry disease. This is the first patient in the second dose cohort.
•Brought in-house AAV manufacturing capabilities online in Sangamo’s Brisbane, California headquarters at the end of 2020.
•Announced global collaboration with Novartis to develop and commercialize gene regulation therapies to treat three neurodevelopmental targets, including genes linked to autism spectrum disorder and intellectual disability.
•Announced global collaboration with Biogen to develop and commercialize gene regulation therapies for Alzheimer’s, Parkinson’s, neuromuscular and other neurological diseases.

Fourth Quarter and Full Year 2020 Financial Results

Consolidated net loss for the fourth quarter ended December 31, 2020 was $40.7 million, or $0.29 per share, compared to net income of $4.5 million, or $0.04 per share, for the same period in 2019. For the year ended December 31, 2020, consolidated net loss was $121.1 million, or $0.90 per share, compared to consolidated net loss of $95.4 million, or $0.85 per share, for the year ended December 31, 2019.

Revenues

Revenues for the fourth quarter ended December 31, 2020 were $25.8 million, compared to $54.9 million for the same period in 2019. The decrease in revenue was due primarily to milestones achieved under our collaboration agreements in the fourth quarter of 2019, which included $25.0 million from Pfizer for the completion of the investigational new drug, or IND, transfer for giroctocogene fitelparvovec and $7.5 million from Sanofi for dosing of the first patient in our Phase 1/2 clinical study evaluating our BIVV003 product candidate to treat sickle cell disease.

Revenues were $118.2 million in 2020, compared to $102.4 million in 2019. The increase in revenues was primarily due to recognition of upfront license fees under the Biogen and Novartis collaboration agreements entered into in 2020. This increase was partially offset by a decrease in revenues from our giroctocogene fitelparvovec collaboration agreement with Pfizer following the IND transfer in December 2019.

Operating expenses

(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Research and development	$52.4	$38.3	$180.6	$145.9
General and administrative	16.8	15.1	67.1	61.7
Total operating expenses	69.2	53.4	247.7	207.6
Stock-based compensation expense	(6.6)	(5.2)	(25.7)	(19.3)
Non-GAAP operating expenses	$62.6	$48.2	$222.0	$188.3

Total operating expenses for the fourth quarter ended December 31, 2020 were $69.2 million compared to $53.4 million for the same period in 2019. Stock-based compensation expense for the fourth quarter ended December 31, 2020 was $6.6 million, compared to $5.2 million for the same period in 2019. Non-GAAP operating expenses, which exclude stock-based compensation expense, for the fourth quarter ended December 31, 2020 were $62.6 million, compared to $48.2 million for the same period in 2019.

Total operating expenses in 2020 were $247.7 million, compared to $207.6 million in 2019. Stock-based compensation expense in 2020 was $25.7 million, compared to $19.3 million in 2019. Non-GAAP total operating expenses, which exclude excluding stock-based compensation expense, were $222.0 million and $188.3 million in 2020 and 2019, respectively.

The increase in operating expenses in the full year and fourth quarter was due primarily to headcount growth and facilities expansion to support the advancement of our clinical trials and manufacturing capabilities. The full year and fourth quarter increase was partially offset by a decrease in travel and corporate costs arising from the COVID-19 pandemic.

Cash, cash equivalents and marketable securities

Cash, cash equivalents and marketable securities as of December 31, 2020 were $692.0 million, compared to $384.3 million as of December 31, 2019. The balance as of December 31, 2020 includes a $30.0 million milestone from Pfizer for the initiation of the AFFINE trial for giroctocogene fitelparvovec and a $5.0 million milestone from Pfizer for our C9ORF72 collaboration with Pfizer.

In August 2020, we entered into an Open Market Sale Agreement with Jefferies LLC providing for the sale of up to $150.0 million of our common stock from time to time in ‘at-the-market’ offerings under our shelf registration statement. Through February 19, 2021, we sold 1,034,762 shares of our common stock pursuant to this agreement for net proceeds of approximately $15.7 million.

Initial Financial Guidance for 2021

On a GAAP basis, we expect total operating expenses in the range of approximately $285 million to $305 million in 2021, which includes non-cash stock-based compensation expense.

We expect non-GAAP total operating expenses, excluding estimated non-cash stock-based compensation expense of approximately $30 million, in the range of approximately $255 million to $275 million.

Conference Call

Sangamo will host a conference call today, February 24, 2021, at 5:00 p.m. Eastern Time, which will be open to the public. The call will also be webcast with live Q&A and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 1795427. Participants may access the live webcast via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations. A conference call replay will be available for one week following the conference call. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 1795427.

About Sangamo Therapeutics

Sangamo Therapeutics is committed to translating ground-breaking science into genomic medicines with the potential to transform patients’ lives using gene therapy, cell therapy, and genome engineering. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding our current expectations. These forward-looking statements include, without limitation, statements relating to anticipated plans and timelines of Sangamo and our collaborators for conducting clinical trials and bringing in-house manufacturing facilities online, our financial resources and expectations, our 2021 financial guidance related to GAAP and non-GAAP total operating expenses and stock-based compensation and other statements that are not historical fact. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the effects of the evolving COVID-19 pandemic and the impacts of the pandemic on the global business environment, healthcare systems and business and operations of Sangamo and our collaborators, including the initiation and operation of clinical trials; the construction, opening and operation of in-house manufacturing facilities and our ability to achieve expected future financial performance.

There can be no assurance that we and our collaborators will be able to develop commercially viable products. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the operations and business environments of Sangamo and our collaborators. These risks and uncertainties are described more fully in our Securities and Exchange Commission filings and reports, including in our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements contained in this announcement are made as of this date, and we undertake no duty to update such information except as required under applicable law.

Non-GAAP Financial Measure

To supplement our financial results and guidance presented in accordance with GAAP, we present non-GAAP total operating expenses, which exclude stock-based compensation expense from GAAP total operating expenses. We believe that this non-GAAP financial measure, when considered together with our financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare our results from period to period and to our forward-looking guidance, and to identify operating trends in our business. We have excluded stock-based compensation expense because it is a non-cash expense that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP financial information, to more fully understand our business.

Contact

Investor Relations & Media Inquiries
Aron Feingold
628.252.7494
afeingold@sangamo.com
-more-

SELECTED CONSOLIDATED FINANCIAL DATA
(unaudited; in thousands, except per share data)

Statement of Operations Data:
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$25,800	$54,851	$118,192	$102,428
Operating expenses:
Research and development	52,358	38,329	180,647	145,922
General and administrative	16,874	15,053	67,097	61,686
Total operating expenses	69,232	53,382	247,744	207,608
(Loss) income from operations	(43,432)	1,469	(129,552)	(105,180)
Interest and other income, net	2,865	3,032	8,775	9,761
(Loss) income before income taxes	(40,567)	4,501	(120,777)	(95,419)
Income tax expense	108	—	345	—
Net (loss) income	(40,675)	4,501	(121,122)	(95,419)
Net (loss) income attributable to non-controlling interest	(71)	(54)	(126)	(233)
Net (loss) income attributable to Sangamo Therapeutics, Inc. stockholders	$(40,604)	$4,555	$(120,996)	$(95,186)
Basic and diluted net (loss) income per share attributable to Sangamo Therapeutics Inc. stockholders	$(0.29)	$0.04	$(0.90)	$(0.85)
Shares used in computing basic net (loss) income per share attributable to Sangamo Therapeutics, Inc. stockholders	141,508	115,903	134,449	112,114
Shares used in computing diluted net (loss) income per share attributable to Sangamo Therapeutics, Inc. stockholders	141,508	126,653	134,449	112,114

Balance Sheet Data:
	December 31, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$691,953	$384,306
Total assets	938,550	637,516
Total stockholders’ equity	497,366	432,739
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